Exhibit 99.06

Pazoo Radio Episode 5 Healthy Investing: Healthy Ways To Cope With Scary News – From Terrorism to Ebola – With Diane Lang

Whippany, N.J., November 19, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce Pazoo Radio Episode 5 is now available for download at www.pazoo.com by clicking on the Pazoo Radio tab on the upper right hand side of the home page. On this episode, Pazoo CEO David Cunic teams up with co-host Chris Curran of Fractal Recording for a timely and important discussion with Positive Living Expert, Life Coach & Professional Speaker Diane Lang. Diane is President of DL Counseling and is Pazoo.com’s Psychology/Happiness Expert.

Pazoo Radio Epsidoe 5 focuses on something that impacts all of us – some much harder than others – and especially young children: the constant exposure to frightening news about terrorism, war, school shootings, money-issues, and now Ebola. All this compounded with the short days and long cold nights can truly bring on those cold winter blues.

Specifically, Diane talks about the anxiety that terrifying news causes, and about when it’s the appropriate time to talk to your kids as well as whether you personally need to seek support for yourself and in turn, which professionals to turn to. She offers suggestions and tools for listeners to help cope with troubling times as well as “happiness habits” to brighten our lives every day.

Find out more about Diane Lang and her work at dlcounseling.com and www.pazoo.com.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: November 19, 2014